Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

February 24, 2005

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

Re: SeraCare Life Sciences, Inc.

Ladies and Gentlemen:

At your request, we have examined amendment no. 1 to the registration statement (the “Registration Statement”) on Form S-3 (File No. 333-118123) of SeraCare Life Sciences, Inc., a California corporation (the “Company”) in connection with the registration under the Securities Act of 1933 of (i) 2,053,683 shares of the Company’s common stock, no par value (the “Common Shares”), and (ii) 563,347 shares of the Company’s common stock that are issuable upon the exercise of certain warrants (the “Warrant Shares”).

We are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and that the Common Shares are validly issued, fully paid and non-assessable.

It is further our opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the terms of the applicable warrant agreements and the countersigning of the certificate(s) representing the Warrant Shares by a duly authorized signatory of the registrar for the Company’s common stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP